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ABIOMED ADOPTS SHAREHOLDER PURCHASE
RIGHTS PLAN

	Danvers, MA, August 14, 1997 -- ABIOMED, Inc.
(pronounced "AB-EE-O-MED"), (NASDAQ:ABMD) today announced that its Board of Directors has adopted a shareholder purchase Rights Plan and has declared a distribution of preferred purchase Rights to shareholders of record at the close of business on August 28, 1997. The
Rights will initially trade with the Company's Common Stock and separate Rights Certificates will not be issued.

	The Rights Plan is designed to deter coercive or unfair takeover tactics and to ensure that all ABIOMED shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Corporation. The Rights Plan was not adopted in response to any effort to acquire ABIOMED, and the Board is not aware of any such effort.

	Based in Danvers, Massachusetts, ABIOMED, Inc.
develops, manufacturers and markets innovative cardiovascular, medical and dental products and is a leader in the research and development of advanced artificial heart systems.